Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175 ext. 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Announces Leadership and Board Transitions

Mark S. Ordan Appointed Chief Executive Officer, Succeeding Company Founder Roger J. Medel, M.D.

Guy P. Sansone Appointed Chair of Board of Directors

Significant Board Refreshment, With Five New Independent Directors Appointed to Succeed Five Departing Directors

Company Reaches Agreement with Starboard Value

FORT LAUDERDALE, Fla. — July 13, 2020 — MEDNAX, Inc. (NYSE: MD), the nation’s leading provider of maternal-fetal, newborn and pediatric subspecialty care, today announced that the Company’s Board of Directors has appointed Mark S. Ordan as Chief Executive Officer, succeeding Roger J. Medel, M.D., the Company’s founder. Dr. Medel will remain a member of the Board until the 2021 Annual Meeting of Shareholders.

“Since founding this company in 1979, it has been my great honor and privilege to work alongside MEDNAX’s clinicians and employees over the past 41 years,” said Dr. Medel. “After four decades, I know that this organization’s commitment to Take Great Care of the Patient is stronger than ever. I am equally committed to ensuring a successful transition, and I am confident that we will touch even more lives and reach new heights for many years to come.”

Mr. Ordan previously served as Chief Executive Officer of Quality Care Properties, Inc., a publicly traded real estate company and one of the largest actively managed companies focused on post-acute, skilled nursing and memory care/assisted living properties, since its spin-off from HCP, Inc. in 2016 until 2018. In July 2018, Mr. Ordan completed a sale of the company to Welltower (NYSE: WELL) and Promedica. Mr. Ordan served as Chief Executive Officer of

Washington Prime Group Inc. (NYSE: WPG), a REIT that owns, develops and manages over 100 malls and shopping centers, from 2014 to 2015. During his tenure, he launched the company as a spin-off of the Simon Property Group (NYSE: SPG).

Mr. Ordan served as Chief Executive Officer of Sunrise Senior Living, Inc., a publicly traded operator and owner of approximately 300 senior living communities in the United States, Canada and the United Kingdom, from 2008 to 2013. He led the turnaround and restructuring of Sunrise and oversaw the sale of the company in January 2013 to Health Care REIT and KKR. Mr. Ordan served as Chief Executive Officer of The Mills Corporation, a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, from 2006 to 2007. Mr. Ordan oversaw Mills’ operations and complete restructuring and led the Company’s sale process to Simon Property Group and Farallon Capital Management, in May 2007. Mr. Ordan serves on the Board of Directors of VEREIT (NYSE: VER) and Federal Realty Investment Trust (NYSE: FRT).

“I am honored to join MEDNAX’s outstanding team of passionate physicians, clinicians and employees,” said Mr. Ordan. “Roger is a renowned physician who has built an amazing company. I look forward to working with Guy, Roger, the other Board members and management team to continue putting patient needs first and creating value for shareholders.”

“On behalf of the entire Company, I want to thank Roger for his extraordinary vision, leadership and contributions to MEDNAX throughout his decades of services as our CEO,” said Manny Kadre, MEDNAX Lead Independent Director. “Under his guidance and leadership, MEDNAX has grown from a single neonatology group into the nationally recognized organization it is today. Since founding the Company, Roger has instilled a physician- and patient-centric culture that will endure for decades to come. We look forward to his continuing contributions as a member of our Board of Directors.”

Board of Directors Transitions

The Company today also announced that its Board has appointed five new directors: Thomas A. McEachin, Mr. Ordan, Guy P. Sansone, John M. Starcher, Jr. and Shirley A. Weis.

Commensurate with these appointments, current directors Cesar L. Alvarez, Michael B. Fernandez, Pascal J. Goldschmidt, M.D., Carlos A. Migoya and Enrique J. Sosa, Ph.D. have stepped down from the Board. Mr. Sansone has succeeded Mr. Alvarez as Chair of the Board. These changes are effective immediately.

“We are excited to welcome Tom, Mark, Guy, John and Shirley to the MEDNAX Board of Directors,” said Mr. Kadre. “Together, these experienced leaders possess deep collective knowledge of the healthcare services industry and I am confident that their unique expertise will further enhance the Board’s capabilities to oversee the execution of the Company’s strategy and complete its transformation. I would also like to thank Cesar, Michael, Pascal, Carlos and Enrique for their deep dedication and exemplary service to MEDNAX over the years.”

“I am proud to be joining the Board as Chair during such an exciting time for the Company,” said Mr. Sansone. “I look forward to working with the Board and management team to help realize the remarkable future potential for this Company. I would like to thank Roger for building such an esteemed company, and I am confident that Mark is the ideal leader to guide MEDNAX into its next chapter.”

“MEDNAX is an outstanding company and I believe there is tremendous opportunity to build upon the strong legacy and foundation that Roger has created,” said Mr. Ordan. “We will continue the Company’s commitment to provide leading health solutions, deliver exceptional care for our patients, and improve patient outcomes. Our strong network of experienced clinicians will continue to expand and evolve to meet our patients’ needs.”

Agreement with Starboard Value

These announcements are pursuant to an agreement that MEDNAX has reached with Starboard Value LP and its affiliates (“Starboard”), an investment firm which owns approximately 9.9% of MEDNAX’s outstanding common stock.

Under the terms of the agreement, Starboard has withdrawn its director nominations previously submitted to the Company and agreed to support the Board’s full slate of directors at the Company’s 2020 Annual Meeting of Shareholders. Starboard also agreed to abide by customary standstill provisions and voting commitments. The complete agreement will be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K.

Moelis & Company and Barclays are serving as financial advisors and DLA Piper LLP (US) and Cleary Gottlieb Steen & Hamilton LLP are serving as legal counsel to MEDNAX.

About Guy P. Sansone

Mr. Sansone has served as the Co-Founder, Chairman and Chief Executive Officer of H2 Health, a leading regional provider of physical rehabilitation services and clinician staffing solutions, since February 2020. Prior to that, he served as Managing Director at Alvarez & Marsal in New York, a financial advisory and consulting firm notable for its work in turnaround management and performance improvement of a number of large, high-profile businesses across the globe, where he served as Chairman of the firm’s Healthcare Industry Group, which he founded in 2004. Mr. Sansone has also served on the Boards of Directors of Magellan Health, Inc. (NASDAQ: MGLN), a healthcare company focused on special populations, complete pharmacy benefits and other specialty areas of healthcare, since March 2019, and Carisk Partners, a risk transfer, care coordination company, since April 2019, and as Non-Executive Chairman of

Brookdale Senior Living, Inc. (NYSE: BKD), an owner and operator of senior living and retirement communities, since January 2020. Mr. Sansone has served on the Board of Advisors for Pager, Inc., a mobile healthcare technology company, since March 2017. Previously, Mr. Sansone served on the Boards of Directors of Civitas Solutions, Inc. (formerly NYSE:CIVI), a leading national provider of home-and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs, from December 2009 until its acquisition by Celtic Intermediate Corp. in March 2019, and HealthPRO Heritage, a leading national provider of therapy management and consulting services, from September 2015 to November 2019. Over the past 20 years, he has invested in and consulted as an executive to numerous companies, focusing on developing and evaluating strategic and operating alternatives designed to enhance value. Mr. Sansone earned a B.S. from the State University of New York at Albany.

About Thomas A. McEachin

Mr. McEachin has served on the Board of Directors of RTI Surgical Holdings, Inc. (NASDAQ: RTIX), a global implant company which designs, manufactures and distributes orthopedic and other surgical implants for use in various surgical procedures, since December 2015. Previously, he held executive positions at Covidien Surgical Solutions, a division of Covidien plc (formerly NYSE: COV), a global health care products company and manufacturer of medical devices and supplies, from 2008 to 2012. During his tenure at Covidien Surgical Solutions, he served as Vice President, Finance from 2008 to 2011 and Vice President and Group Chief Financial Officer from 2011 to 2012. From 1997 to 2008, Mr. McEachin served in various finance capacities at United Technologies Corporation (NYSE: UTX), a global leader in the aerospace and building industries, and its subsidiaries, including as chief Investor Relations officer, Vice President and Controller of Pratt & Whitney, and Vice President and Chief Financial Officer of UTC Power. Prior to that, he held several executive positions with Digital Equipment Corporation (formerly NYSE: DEC), a vendor of computer systems, including computers, software, and peripherals, from 1986 to 1997. Mr. McEachin was with Xerox Corporation (n/k/a Xerox Holdings Corporation) (NYSE: XRX), a global corporation that sells print and digital document products and services, from 1975 to 1986, serving as Controller of the procurement organization. Mr. McEachin formerly served as a trustee and officer of the Wadsworth Atheneum (Hartford, CT), the oldest public art institution in the United States, serving on their executive, finance and investment committees. He also is a past board member of the Connecticut Science Center and chair of the audit committee. Mr. McEachin holds a B.S. from New York University and an MBA from Stanford University.

About John M. Starcher, Jr.

Mr. Starcher is the President and Chief Executive Officer of Bon Secours Mercy Health, a not-for-profit Catholic health system that owns and operates 48 acute care hospitals, over 1,000 sites of care serving more than 10 million patients and has more than 60,000 employees across seven states and two countries, where he has served since September 2018. Prior to this, he served as

Chief Executive Officer and President of Mercy Health from April 2016 to August 2018, where he oversaw the development of system strategies and operations for all 23 Mercy Health hospitals and the clinically integrated network across Ohio and Kentucky. Before being promoted to Chief Executive Officer at Mercy Health, Mr. Starcher served as an Executive Vice President of Operations and Chief Executive Officer of the Cincinnati Market at Mercy Health from January 2015 to April 2016. From August 2013 through March 2014, Mr. Starcher served as the Interim President and Chief Executive Officer of Health Management Associates Inc. (formerly NYSE: HMA) (“HMA”), an integrated acute care delivery system with 71 hospitals across 15 states, where he guided HMA through its successful sale to Community Health Systems. Prior to that, Mr. Starcher served as President of HMA’s Eastern Group from February 2012 until August 2013. Before joining HMA, Mr. Starcher served as the Chief Executive Officer of three of Mercy Health’s four divisions – overseeing more than 20 acute care hospitals, five long term care facilities, six home health agencies and dozens of affiliated clinical practices with more than $3 billion in net revenue. Prior to that, he served as the Chief Executive Officer of the Northeastern Pennsylvania Region, the senior vice president of Human Resources and corporate associate general counsel at Catholic Health Partners. Mr. Starcher started his career in 1993 in Human Resources at the Medical College of Ohio as the Director of Labor Relations where he worked until he joined Catholic Health Partners in 1999. Mr. Starcher serves as a Director on the Boards of Bon Secours Mercy Health, The Innovation Institute, the Catholic Medical Mission Board and American Pain Consortium, LLC. He also serves on the Advisory Board of HealthQuest Capital. Mr. Starcher holds a Bachelor’s degree in business administration from Bowling Green State University and a Doctorate in Jurisprudence from the University of Toledo. He is licensed to practice law in the State of Ohio (currently inactive) and has actively served as a director on more than 20 boards in varied industries, including banking, insurance, acute and sub-acute healthcare, specialty care and physician practice organizations.

About Shirley A. Weis

Ms. Weis has served as the President of Weis Associates, LLC, a consulting firm she founded focused on healthcare management, strategic planning and leadership development, since January 2014. She has also served as a Senior Advisor to Leavitt Partners, LLC, a health care consulting firm, since February 2014 and as a Special Advisor to the President and Professor of Practice in the W. P. Carey School of Business and the College of Nursing and Health Innovation at Arizona State University, from August 2014 until June 2018. Previously, Ms. Weis was the Vice President and Chief Administrative Officer of Mayo Clinic, a nonprofit medical practice and medical research group, from 2007 until her retirement in December 2013. She joined Mayo Clinic in 1995 and held a number of clinical and administrative leadership positions, including Chair of Administrative Services for the Mayo Clinic in Arizona, Chair of the Mayo Clinic Managed Care Department and Executive Director of Mayo Management Services, Inc. Ms. Weis was also previously a member of the Mayo Clinic Board of Trustees and served as the Secretary for the Mayo Clinic Board of Governors. Prior to joining the Mayo Clinic, she was the Chief Operating Officer of Blue Care Network, a Health Maintenance Organization, and the Emergency Department Manager for Lansing General Hospital. Ms. Weis

has served on the Boards of Directors of RTI Surgical Holdings, Inc. (NASDAQ:RTIX), a leading global surgical implant company, since October 2014 and The Medical Memory, LLC, a Phoenix-based, private company that facilitates recording of medical conversations with doctors and distributes them to patients and families, since July 2017. She previously served on the Boards of Directors of Sentry Insurance Company, a mutual insurance company specializing in business insurance, from May 2015 until April 2019, and Traverse Global Healthcare, a Phoenix-based developer of U.S. - style healthcare facilities in global markets, from February 2014 until the company was dissolved in October 2016. Ms. Weis also served on the Michigan State University College of Nursing Board of Visitors and is a distinguished author and public speaker. She is Emeritus Assistant Professor in the Mayo Clinic College of Medicine and has also taught healthcare leadership at the University of Minnesota’s Carlson School of Management, Michigan State University, University of Wisconsin-LaCrosse, Lansing Community College and for the Michigan Hospital Association. Ms. Weis holds a BSN in Nursing from Michigan State University and a Master’s degree in management from Aquinas College. She also received an honorary Doctor of Science degree from Michigan State University. Ms. Weis has been named a Michigan State University Distinguished Alumna and has received the Diana Award for Outstanding Business Women. She was also named one of the Top 25 Women in Healthcare by Modern Healthcare magazine for 2007 and 2013 and the National Association of Professional Women’s “Woman of the Year Award” for 2012.

Important Additional Information and Where You Can Find It

MEDNAX, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies from the Company’s shareholders at its 2020 Annual Meeting of Shareholders in connection with the director nominations disclosed above. Information regarding the Company’s directors and executive officers and their respective interests in the Company, by security holdings or otherwise, will be set forth in the Company’s Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders, to be filed with the SEC, and reports filed by the Company and ownership forms filed by its directors and executive officers with the SEC. The Company will furnish its Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders to shareholders entitled to vote at the meeting and will file a copy with the SEC. The Company urges its shareholders to carefully read the Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders, and any other relevant documents filed by the Company with the SEC, when available because they will contain important information. Shareholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at www.sec.gov or at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, consulting services, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,000 physicians in all 50 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 outbreak on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the divestiture of the Company’s anesthesiology medical group; whether the Company will be able to complete the divestiture of its radiology medical group and the terms of any such divestiture; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.